Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS
FISCAL 2020 THIRD QUARTER EPS OF $1.44

Dayton, Ohio, (December 3, 2020) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2020 third quarter (“Q3 ’20”) ended October 31, 2020. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2912
Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days.

REX American Resources’ Q3 ’20 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q3 ’20 net sales and revenue rose 43.4% to $124.3 million, compared with $86.7 million in Q3 ’19. The year-over-year net sales and revenue increase was primarily due to higher ethanol production levels, which led to a 56.7% increase in ethanol gallons sold and more than offset a small year-over-year decline in the average selling price per gallon of ethanol. Primarily reflecting these factors and an improved crush spread, Q3 ’20 gross profit for the Company’s ethanol and by-products segment rose to $18.9 million, from $0.03 million in Q3 ’19. As a result, the ethanol and by-products segment generated a profit before income taxes of $17.0 million in Q3 ’20, compared to a loss of $2.8 million in Q3 ’19. The Company’s refined coal operation incurred a $1.3 million gross loss and a $1.3 million loss before income taxes in Q3 ’20, compared to a $1.8 million gross loss and a loss before income taxes of $1.6 million in Q3 ’19. REX reported a Q3 ’20 profit before income taxes and non-controlling interests of $15.1 million, compared with a loss before income taxes and non-controlling interests of $4.9 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $1.0 million and $2.2 million for Q3 ’20 and Q3 ’19, respectively.

Net income attributable to REX shareholders in Q3 ’20 was $8.8 million, compared to a net loss of $2.1 million in Q3 ’19. Q3 ’20 basic and diluted net income per share attributable to REX common shareholders was $1.44, compared to a net loss per share of $0.32 in Q3 ’19. Per share results in Q3 ’20 and Q3 ’19 are based on 6,143,000 and 6,319,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q3 ’20 Results, 12/3/20	page 2

Segment Income Statement Data:

($ in thousands)	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Net sales and revenue:
Ethanol & By-Products (1)	$124,217	$86,603	$246,694	$296,826
Refined coal (2) (3)	34	68	134	288
Total net sales and revenue	$124,251	$86,671	$246,828	$297,114

Gross profit (loss):
Ethanol & By-Products (1)	$18,929	$28	$11,259	$12,312
Refined coal (2)	(1,250)	(1,786)	(4,241)	(6,420)
Total gross profit (loss)	$17,679	$(1,758)	$7,018	$5,892

Income (loss) before income taxes:
Ethanol & By-Products (1)	$17,007	$(2,822)	$1,397	$3,491
Refined coal (2)	(1,270)	(1,648)	(4,235)	(6,351)
Corporate and other	(626)	(434)	(1,873)	(1,146)
Total income (loss) before income taxes	$15,111	$(4,904)	$(4,711)	$(4,006)

(Provision) benefit for income taxes:
Ethanol & By-Products	$(5,071)	$945	$(17)	$(160)
Refined coal	985	2,181	4,863	9,282
Corporate and other	34	105	461	279
Total (provision) benefit for income taxes	$(4,052)	$3,231	$5,307	$9,401

Segment profit (loss):
Ethanol & By-Products	$9,660	$(2,330)	$49	$684
Refined coal	(227)	607	821	3,209
Corporate and other	(592)	(329)	(1,412)	(868)
Net income (loss) attributable to REX common shareholders	$8,841	$(2,052)	$(542)	$3,025

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The strength of our third quarter results highlight the resiliency and adaptability of our teams and the efficiency of our plants as our two consolidated plants returned to production during the second quarter.

“Reflecting our solid balance sheet and long-term commitment to enhance shareholder value, during the quarter we repurchased 198,173 REX shares and in fiscal 2020 to date, we have returned over $19 million to shareholders through the repurchase of 316,349 shares. We ended the fiscal 2020 third quarter in a strong financial and liquidity position with cash and cash equivalents and short-term investments in excess of $202 million and working capital of $226 million and no bank debt.”

Balance Sheet

At October 31, 2020, REX had cash, cash equivalents and short-term investments of $202.3 million, $42.4 million of which was at the parent company, and $159.9 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2020, of $205.7 million, $62.3 million of which was at the parent company, and $143.4 million of which was at its consolidated ethanol production facilities.

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REX American Resources Q3 ’20 Results, 12/3/20	page 3

During the fiscal third quarter ended October 31, 2020 the Company repurchased 198,173 shares of its common stock at a cost $13.3 million, and subsequent to the end of the third quarter the Company purchased an additional 9,500 shares. As a result, the Company can repurchase approximately 33,512 additional shares under its current repurchase authorization. Reflecting all purchases to date, REX presently has approximately 5,992,002 shares of common stock outstanding.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Average selling price per gallon of ethanol	$1.31	$1.39	$1.28	$1.34
Average selling price per ton of dried distillers grains	$129.38	$134.57	$136.49	$137.48
Average selling price per pound of non-food grade corn oil	$0.24	$0.26	$0.25	$0.25
Average selling price per ton of modified distillers grains	$56.68	$56.56	$52.44	$59.67
Average cost per bushel of grain	$3.28	$4.15	$3.57	$3.79
Average cost of natural gas (per MmBtu)	$2.09	$2.51	$2.87	$2.98

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2020 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	119.5	75.3%	90.0
NuGen Energy, LLC Marion, SD	95.9	99.5%	95.4
Big River Resources West Burlington, LLC West Burlington, IA	103.1	10.3%	10.6
Big River Resources Galva, LLC Galva, IL	113.7	10.3%	11.7
Big River United Energy, LLC Dyersville, IA	117.9	5.7%	6.7
Big River Resources Boyceville, LLC Boyceville, WI	55.2	10.3%	5.7
Total	605.3	n/a	220.1

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REX American Resources Q3 ’20 Results, 12/3/20	page 4

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2912 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 605 million gallons of ethanol over the twelve-month period ended October 31, 2020. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended October 31, 2020) by the ethanol production facilities in which it has ownership interests was approximately 220 million gallons. In addition, the Company acquired a refined coal operation in August 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q3 ’20 Results, 12/3/20	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2020	2019	2020	2019
Net sales and revenue	$124,251	$86,671	$246,828	$297,114
Cost of sales	106,572	88,429	239,810	291,222
Gross profit (loss)	17,679	(1,758)	7,018	5,892
Selling, general and administrative expenses	(4,257)	(4,133)	(13,300)	(13,629)
Equity in income (loss) of unconsolidated ethanol affiliates	1,152	(15)	168	350
Interest and other income, net	537	1,002	1,403	3,381
Income (loss) before income taxes and non-controlling interests	15,111	(4,904)	(4,711)	(4,006)
(Provision) benefit for income taxes	(4,052)	3,231	5,307	9,401
Net income (loss) including non-controlling interests	11,059	(1,673)	596	5,395
Net income attributable to non-controlling interests	(2,218)	(379)	(1,138)	(2,370)
Net income (loss) attributable to REX common shareholders	$8,841	$(2,052)	$(542)	$3,025

Weighted average shares outstanding – basic and diluted	6,143	6,319	6,221	6,318

Basic and diluted net income (loss) per share attributable to REX common shareholders	$1.44	($0.32)	($0.09)	$0.48

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REX American Resources Q3 ’20 Results, 12/3/20	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

ASSETS	October 31, 2020	January 31, 2020
CURRENT ASSETS:
Cash and cash equivalents	$173,075	$179,658
Short-term investments	29,216	26,073
Restricted cash	884	1,113
Accounts receivable	12,496	12,969
Inventory	21,616	35,634
Refundable income taxes	5,947	6,029
Prepaid expenses and other	9,771	9,659
Total current assets	253,005	271,135
Property and equipment-net	154,401	163,327
Operating lease right-of-use assets	14,054	16,173
Deferred taxes	22,297	17,061
Other assets	1,278	342
Equity method investment	30,126	32,464
TOTAL ASSETS	$475,161	$500,502
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$15,588	$18,900
Current operating lease liabilities	5,105	4,935
Accrued expenses and other current liabilities	6,049	7,764
Total current liabilities	26,742	31,599
LONG TERM LIABILITIES:
Deferred taxes	4,138	4,334
Long-term operating lease liabilities	8,548	10,688
Other long-term liabilities	282	275
Total long-term liabilities	12,968	15,297
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,077	148,789
Retained earnings	586,443	586,985
Treasury stock, 23,852 and 23,561 shares, respectively	(353,910)	(335,066)
Total REX shareholders’ equity	381,909	401,007
Non-controlling interests	53,542	52,599
Total equity	435,451	453,606
TOTAL LIABILITIES AND EQUITY	$475,161	$500,502

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REX American Resources Q3 ’20 Results, 12/3/20	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended October 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$596	$5,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15,697	17,682
Amortization of operating lease right-of-use assets	3,982	4,648
Income from equity method investments	(168)	(350)
Dividends received from equity method investments	2,506	1,003
Interest income from investments	(200)	(25)
Deferred income tax	(5,431)	(9,828)
Stock based compensation expense	122	215
Gain on disposal of property and equipment	(58)	-
Changes in assets and liabilities:
Accounts receivable	473	(5,013)
Inventory	14,018	(12,561)
Refundable income taxes	82	473
Prepaid expenses and other assets	(517)	(583)
Accounts payable-trade	(4,302)	5,618
Other liabilities	(5,301)	(9,010)
Net cash provided by (used in) operating activities	21,499	(2,336)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,610)	(2,643)
Purchases of short-term investments	(68,225)	-
Sales of short-term investments	65,282	15,000
Other	(474)	369
Net cash (used in) provided by investing activities	(10,027)	12,726
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(18,089)	-
Payments to noncontrolling interests holders	(283)	(2,598)
Capital contributions from minority investor	88	258
Net cash used in financing activities	(18,284)	(2,340)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6,812)	8,050
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	180,771	188,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$173,959	$196,862
Non cash investing activities – Accrued capital expenditures	$198	$272
Non cash financing activities – Stock awards accrued	$-	$99
Non cash financing activities – Stock awards issued	$240	$487

Initial operating lease right-of-use assets and liabilities recorded upon adoption of ASC 842	$-	$20,918
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$1,863	$432

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